As filed with the Securities and Exchange Commission on June 9, 2023.

Registration Statement No. 333-272005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OKYO Pharma Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

OKYO Pharma Limited

Martello Court

Admiral Park

St. Peter Port

Guernsey GY1 3HB

+44 (0)20 7495 2379

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Guernsey	2836	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

OKYO Pharma US, Inc.

420 Lexington Avenue, Suite 1405

New York, NY 10170

(917) 225-9646

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Fessler Sean F. Reid Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 (212) 653 8700	Ed Lukins Ed Dyson Orrick, Herrington & Sutcliffe (UK) LLP 107 Cheapside London EC2V 6DN United Kingdom +44 (0) 207 862 4620

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period* for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “OKYO” or the “company,” “we,” “our,” “us” or similar terms refer to OKYO Pharma Limited and its subsidiaries.

Item 6. Indemnification of Directors and Officers.

Pursuant to the company’s memorandum and articles of incorporation, the directors (including any alternate director), secretary and other officer or employee for the time being of the company shall be indemnified out of the assets of the company to the fullest extent permitted by the Companies (Guernsey) Law, 2008 from and against all actions, costs, charges, losses, damages and expenses in respect of which they may lawfully be indemnified which they or any of them shall or may incur or sustain by reason of any contract entered into or any act done, concurred in, or omitted, in or about the execution of their duty or supposed duty or in relation thereto.

Item 7. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities issued by us since January 1, 2020 through the date of the prospectus that is a part of this registration statement. All share and £ amounts reflect amounts prior to the delisting of the ordinary shares from the London Stock Exchange on May 22, 2023:

(1)	On March 24, 2020, we issued 40,000,000 ordinary shares to Veneto Seed Ventures Ltd. and 35,825,130 to Panetta Partners Ltd. by way of a placing of ordinary shares to raise £379,126, at a price of £0.005 per ordinary share, following which we had 636,297,049 ordinary shares in issue.

(2)	On May 29, 2020, we raised £440,000 through the issue of convertible loan notes which carry an interest rate of 20% compounding and have maximum term of 4 years. The convertible loan notes convert into ordinary shares at a price of £0.004 per share and, if converted, the shares will be issued with a warrant attached at an exercise price of £0.004, with a maximum life of 5 years from the date of issue of the convertible loan notes, regardless of the conversion date).

(3)	On June 5, 2020, we issued 36,269,253 ordinary shares to Panetta Partners Ltd. by way of a placing of ordinary shares to raise £181,346 at a price of £0.005 per ordinary share, following which we had 672,566,302 ordinary shares in issue.

(4)	On July 27, 2020, we raised £3,500,000 through the issue of convertible loan notes which carry an interest rate of 2.15% compounding and have maximum term of 3 years. The convertible loan notes convert into ordinary shares at a price of £0.085 per share.

(5)	On August 17, 2020, we raised £1,437,104 through the issue of convertible loan notes which carry an interest rate of 2.15% compounding and have maximum term of 3 years. The convertible loan notes convert into ordinary shares at a price of £0.085 per share.

(6)	On September 3, 2020, we raised £500,000 through the issue of convertible loan notes which carry an interest rate of 2.15% compounding and have maximum term of 3 years. The convertible loan notes convert into ordinary shares at a price of £0.085 per share.

(7)	On May 7, 2021, we issued 36,363,636 ordinary shares to Panetta Partners Ltd. through the exercise of warrants to raise £490,909 at a price of £0.0135 per ordinary share, following which we had 709,179,938 ordinary shares in issue.

(8)	On May 7, 2021, we issued 72,000,000 ordinary shares to Panetta Partners Ltd. through the exercise of warrants to raise £396,000 at a price of £0.0055 per ordinary share, following which we had 781,179,938 ordinary shares in issue.

(9)	On May 7, 2021, we issued 25,920,000 ordinary shares to Panetta Partners Ltd. through the conversion of convertible loan notes, following which we had 807,099,938 ordinary shares in issue.

(10)	On May 7, 2021, we issued 22,000,000 ordinary shares to Mayflower Medical Ventures. through the conversion of convertible loan notes, following which we had 829,099,938 ordinary shares in issue.

(11)	On May 7, 2021, we issued 15,000,000 ordinary shares to Babington Microcap. through the conversion of convertible loan notes, following which we had 844,099,938 ordinary shares in issue.

(12)	On May 7, 2021, we issued 18,329,093 ordinary shares to Planwise Ltd. through the conversion of convertible loan notes, following which we had 862,049,031 ordinary shares in issue.

(13)	On May 7, 2021, we issued 25,079,922 ordinary shares to Laura Fonda. through the conversion of convertible loan notes, following which we had 887,508,953 ordinary shares in issue.

(14)	On May 7, 2021, we issued 17,122,557 ordinary shares to Morris Silverman. through the conversion of convertible loan notes, following which we had 904,631,510 ordinary shares in issue.

(15)	On May 7, 2021, we issued 16,144,722 ordinary shares to Howard Freedberg. through the conversion of convertible loan notes, following which we had 920,776,232 ordinary shares in issue.

(16)	On May 7, 2021, we issued 3,573,888 ordinary shares to Carmine Rotandaro. through the conversion of convertible loan notes, following which we had 924,350,120 ordinary shares in issue.

(17)	On May 7, 2021, we issued 6,269,980 ordinary shares to John Storey. through the conversion of convertible loan notes, following which we had 930,620,100 ordinary shares in issue.

(18)	On May 7, 2021, we issued 470,248 ordinary shares to Optiva. through the conversion of convertible loan notes, following which we had 931,090,348 ordinary shares in issue.

(19)	On May 7, 2021, we issued 25,920,000 ordinary shares to Panetta Partners Ltd. through the exercise of warrants to raise £103,680 at a price of £0.004 per ordinary share, following which we had 957,010,348 ordinary shares in issue

(20)	On May 7, 2021, we issued 13,685,760 ordinary shares to Planwise Ltd through the exercise of warrants to raise £54,743 at a price of £0.004 per ordinary share, following which we had 970,696,108 ordinary shares in issue.

(21)	On February 24, 2022, we issued 46,500,000 ordinary shares to Mayflower Medical Ventures. through the conversion of convertible loan notes and the cashless exercise of warrants, following which we had 1,017,196,108 ordinary shares in issue

(22)	On February 24, 2022, we issued 68,500,000 ordinary shares to Saviese Generation Limited. through the conversion of convertible loan notes and the cashless exercise of warrants, following which we had 1,085,696,108 ordinary shares in issue

(23)	On February 24, 2022, we issued 48,224,320 ordinary shares to Toro Chimica Ventures Limited. through the conversion of convertible loan notes and the cashless exercise of warrants, following which we had 1,133,920,428 ordinary shares in issue

(24)	On February 24, 2022, we issued 39,982,880 ordinary shares to Babington Microcap. through the conversion of convertible loan notes and the cashless exercise of warrants, following which we had 1,173,903,308 ordinary shares in issue

(25)	On February 24, 2022, we issued 68,500,000 ordinary shares to Garcer Ventures Limited. through the conversion of convertible loan notes and the cashless exercise of warrants, following which we had 1,242,403,308 ordinary shares in issue

(26)	On February 24, 2022, we issued 24,112,160 ordinary shares to High Octane. through the conversion of convertible loan notes and the cashless exercise of warrants, following which we had 1,266,515,468 ordinary shares in issue

(27)	On February 24, 2022, we issued 68,500,000 ordinary shares to PPIH Ltd. through the conversion of convertible loan notes and the cashless exercise of warrants, following which we had 1,335,015,468 ordinary shares in issue

(28)	On February 24, 2022, we issued 39,400,000 ordinary shares to Scion Sciences Limited. through the conversion of convertible loan notes and the cashless exercise of warrants, following which we had 1,374,415,468 ordinary shares in issue

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (and Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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Item 8. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Memorandum and Articles of Incorporation of OKYO Pharma Limited (incorporated by reference to Exhibit 3.1 filed with Form F-1 on March 4, 2022)
5.1**	Opinion of Carey Olsen (Guernsey) LLP
10.1	OKYO Pharma Limited Share Option Plan With Non-Employee Sub-Plan And US Sub-Plan (incorporated by reference to Exhibit 10.1 filed with Form F-1 on March 4, 2022)
10.2	Executive Employment Agreement dated December 21, 2020 between Gary S. Jacob and OKYO Pharma Limited, as amended on January 19, 2021 (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to Form F-1 filed on May 13, 2022).
10.3	Collaboration Agreement between On Target Therapeutics, LLC and OKYO Pharma Limited dated June 4, 2018 (incorporated by reference to Exhibit 10.3 filed with Form F-1 on March 4, 2022)
10.4	Amendment to Collaboration Agreement between On Target Therapeutics, LLC and OKYO Pharma Limited dated October 22, 2018 (incorporated by reference to Exhibit 10.4 filed with Form F-1 on March 4, 2022)
10.5	License Agreement dated as of May 1, 2018 by and between Tufts Medical Center, Inc. and OKYO Pharma Limited (incorporated by reference to Exhibit 10.5 filed with Form F-1 on March 4, 2022)
10.6	Shared Services Agreement dated as of January 1, 2018 by and between OKYO Pharma Limited and Tiziana Life Sciences plc (incorporated by reference to Exhibit 10.6 filed with Form F-1 on March 4, 2022)
10.7	License and Sublicense Agreement dated May 22, 2017 by and between On Target Therapeutics, LLC and OKYO Pharma Limited (incorporated by reference to Exhibit 10.7 filed with Form F-1 on March 4, 2022)
10.8	First Amendment to the License and Sublicense Agreement dated March 25, 2021 by and between On Target Therapeutics, LLC and OKYO Pharma Limited (incorporated by reference to Exhibit 10.8 filed with Form F-1 on March 4, 2022).
10.9	Collaboration Agreement dated August 6, 2019 between Tufts Medical Center, Inc. and OKYO Pharma Limited (incorporated by reference to Exhibit 10.9 filed with Form F-1 on March 4, 2022).
10.10	Amendment No. 1 to Collaboration Agreement dated November 10, 2020 between Tufts Medical Center, Inc. and OKYO Pharma Limited(incorporated by reference to Exhibit 10.10 filed with Form F-1 on March 4, 2022).
10.11	Letter of Appointment between OKYO Pharma Limited and Gabriele Cerrone dated January 6, 2021(incorporated by reference to Exhibit 10.11 filed with Form F-1 on March 4, 2022)
10.12	Letter Agreement between OKYO Pharma Limited and Gabriele Cerrone dated April 28, 2021 (incorporated by reference to Exhibit 10.12 filed with Form F-1 on March 4, 2022)
10.13	Loan Agreement between OKYO Pharma Limited and Tiziana Life Sciences Ltd. dated August 2, 2022.
10.14	Loan Agreement between OKYO Pharma Limited and Tiziana Life Sciences Ltd. dated February 9, 2023
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 filed with Form F-1 on March 4, 2022).
23.1*	Consent of Mazars LLP, independent registered public accountants regarding the financial statements of OKYO Pharma Limited as of March 31, 2021 and 2020 and for each of the years then ended.
23.2**	Consent of Carey Olsen (Guernsey) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

* Previously filed

** Filed herewith

Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 9th day of June 2023.

OKYO PHARMA LIMITED

By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date

*	June 9, 2023
Gabriele Cerrone
Non-Executive Chairman

/s/ Gary S. Jacob	June 9, 2023
Gary S. Jacob, Ph.D.
Chief Executive Officer and Director

*	June 9, 2023
Keeren Shah
Chief Financial Officer

*	June 9, 2023
Willy Simon
Director

*	June 9, 2023
John Brancaccio
Director

*	June 9, 2023
Bernard Denoyer
Director

* By:	/s/ Gary S. Jacob
Gary S. Jacob
Attorney-in-Fact

OKYO Pharma US, Inc.

By:	/s/ Gary S. Jacob	Authorized U.S. Representative	June 9, 2023
Name:	Gary S. Jacob, Ph.D.
Title:	Director

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